June 22nd, 2026

Camac Fund LP

Re: Amended Equity Commitment Letter

Dear Zodiac Partners II LLC:

This letter agreement sets forth the commitment of Camac Fund LP, a Delaware limited partnership (the "Investor"), subject to the terms and conditions contained herein, to fund, or cause to fund, directly or indirectly, Zodiac Partners II, a Delaware limited liability company ("Parent"). This commitment as set forth herein will be used solely for the acquisition or purchase ("Transaction") of Destination XL Group, a Delaware corporation ("DXL" or "Company").

This Amended Equity Commitment (the "June Equity Commitment Letter") amends, restates, supersedes and replaces in its entirety the previous Equity Commitment Letter, dated May 11, 2026, (the "May Equity Commitment Letter") between the Investor and Parent. From and after the date hereof, the May Equity Commitment Letter shall be of no further force or effect and is replaced in its entirety by this June Equity Commitment Letter.

1. Closing Commitment. Upon the terms and subject to the conditions set forth herein, including in Section 2, the Investor hereby commits to Parent to purchase, or cause the purchase of, directly or indirectly, at the closing, Equity Securities of Parent for an aggregate amount in immediately available cash funds of $12,000,000 (the "Closing Commitment"), which Closing Commitment shall be used by Parent to pay all amounts required to consummate the Transaction (or such portion thereof, up to the Closing Commitment, as is not funded from Parent's credit facilities or other sources), and not for any other purpose. The obligation of the Investor to fund any amounts pursuant to this Section 1 shall in no event exceed the Closing Commitment in the aggregate (the "Closing Commitment Cap"). The Investor may effect the purchase of Equity Securities of Parent directly or indirectly through one or more affiliated entities; provided that no such action will relieve the Investor of its obligations and liabilities hereunder. The obligation of the Investor to fund any portion of the Closing Commitment may be reduced by the Parent only (i) to the extent that such lesser amount of the Closing Commitment is sufficient to (and the full amount of the Closing Commitment is not required to) fund all amounts required to consummate the Transaction (or such portion thereof, up to the Closing Commitment, as is not funded from Parent's credit facilities or other sources), or (ii) on a dollar for dollar basis for funding of Parent by an assignee or transferee permitted by Section 4 of this letter agreement made at or prior to the closing of the Transaction.

2. Conditions to Closing Commitment**.** The Investor's obligation to fund the Closing Commitment is unconditional and shall be funded at the closing of the Transaction upon Parent's request to consummate the acquisition of the Company.

3. Certain Waivers. The Investor agrees that Parent may, at any time and from time to time, without notice to or further consent of the Investor, extend the time of payment of the

Closing Commitment, and may also make any agreement with the Company for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Investor's obligations with respect to the Closing Commitment, under this letter agreement or affecting the validity or enforceability of this letter agreement. The Investor agrees that the obligations of the Investor hereunder shall not be released or discharged, in whole or in part, or otherwise affected, by: (a) the failure or delay on the part of Parent to assert any claim or demand or to enforce any right or remedy against the Investor (or any permitted assignee); (b) any change in the time, place or manner of payment of the Closing Commitment, so long as any such amendments or modifications do not increase the amount of the Closing Commitment; (c) any change in the legal existence, structure or ownership of Parent or the Investor (or any permitted assignee); (d) any insolvency, bankruptcy, restructuring, reorganization or other similar proceeding affecting Parent or the Investor (or any permitted assignee); (e) the existence of any claim, set-off or other right which the Investor (or any permitted assignee) may have at any time against Parent, whether in connection with the Closing Commitment, or otherwise; or (f) the adequacy of any other means Parent may have of obtaining payment related to the Closing Commitment. To the fullest extent permitted by law, the Investor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Parent. The Investor acknowledges that it will receive substantial direct and indirect benefits from the Transaction and that the waivers set forth in this letter agreement are knowingly made in contemplation of such benefits.

The Investor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of such Investor's obligations under or in respect of this letter agreement or any other agreement in connection herewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification, whether or not such claim, remedy or right arises in equity or under contract, statute or law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Closing Commitment, payable under this letter agreement shall have been indefeasibly paid in full to Parent in immediately available funds. Notwithstanding anything to the contrary contained in this letter agreement, it is acknowledged and agreed that (i) to the extent Parent is relieved of the obligation to pay all or any portion of the Closing Commitment, the Investor shall be similarly relieved of its obligations under this letter agreement and (ii) the Investor may assert, as a defense to, or release or discharge of, any payment or performance by the Investor under this letter agreement, any claim, set-off, deduction, defense or release that Parent could assert against the Company.

4. Enforceability; Assignment. This letter agreement may only be enforced by Parent and the Investor. None of the rights of Parent under this letter agreement may be assigned or transferred without the prior written consent of the Investor. The Investor's obligation to fund all or any portion of the Closing Commitment set forth herein may be assigned or transferred by the Investor to any Person(s); provided, however, that any such assignment or transferee shall not relieve the Investor of its obligations under this letter agreement (including its obligation to fund any portion of the Closing Commitment) unless and to the extent actually performed; and Parent shall be entitled to pursue all rights and remedies against the Investor in accordance with the terms

and conditions of this letter agreement as if such assignment had not occurred. Any assignment or transfer in violation of any provisions of this Section 4 shall be null and void.

5. No Modification. This letter agreement may not be terminated, amended or otherwise modified without the prior written consent of the Parent and the Investor.

6. Governing Law; Submission to Jurisdiction; Waivers. This letter agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this letter agreement, or the negotiation, execution or performance of this letter agreement or the transaction contemplated hereby, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Legal Proceeding relating to this letter agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8 hereof or in such other manner as may be permitted by applicable law, and nothing in this Section 6 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over a particular matter, any federal or state court within the State of Delaware) (the "Chosen Courts") in the event that any dispute or controversy arises out of this letter agreement or the transaction contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this letter agreement or the transaction contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this letter agreement or the transaction contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS LETTER AGREEMENT, OR THE TRANSACTION CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7. Counterparts; Entire Agreement. This letter agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all of the parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an "Electronic Delivery"), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity. This letter agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto and all common law duties with respect to the subject matter hereof. Whenever possible, each provision of this letter agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this letter agreement; provided however that (a) in no event shall this letter agreement be given effect without also giving effect to the Closing Commitment Cap and (b) the parties hereto intend that the remedies and limitation on remedies contained in this letter agreement to be construed as integral provisions of this letter agreement and that such remedies and limitations on remedies shall not be severable in any manner that increases a party's (or its Affiliate's) liability or obligation hereunder.

8. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

if to the Investor:

Attention: Eric Shahinian
Email: Eric@camacpartners.com

if to Parent:

Attention: Ziggy Gokea
Email: Ziggy@Zodiac-Partners.com

9. No Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon, and may only be enforced by, Parent and the Investor. Nothing in this letter agreement, express or implied, is intended to nor shall confer upon any Person other than Parent and the Investor any rights or remedies under, or by reason of, this letter agreement, including any right to enforce the Closing Commitment or any other provision hereof. Without limiting the foregoing, Parent's creditors shall have no right to specifically enforce this letter agreement or to cause Parent to enforce this letter agreement.

10. Termination. The obligation of the Investor to fund, or cause the funding of, the Closing Commitment will terminate automatically and immediately (at which time such obligation shall be discharged in full) upon the earliest to occur of (i) the funding of the Closing Commitment by the Investor, (ii) the consummation of the closing of the Transaction, (iii) the valid termination of this Equity Commitment Letter in accordance with its terms, or (iv) October 26th, 2026. Upon such termination, all rights and obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto for breach by the counterparty of the provisions thereunder; provided, that no such termination shall relieve any party from liability for any breach of this letter agreement occurring prior to such termination.

11. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any contract, document or instrument delivered in connection herewith, and notwithstanding the fact that the Investor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no Person other than the Investor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Related Person, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Related Person, by the enforcement of any assessment or by any Legal Proceeding, by virtue of any law, or otherwise. For the purposes of this letter agreement, "Related Person" means (i) any former, current and future equityholders, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, members, managers, general or limited partners or assignees (other than an assignee permitted under Section 4 of this letter agreement to whom this letter agreement is actually assigned) or successors of the Investor or (ii) any former, current or future equityholders, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, members, managers, general or limited partners, or assignees (other than an assignee permitted under Section 4 of this letter agreement to whom this letter agreement is actually assigned) or successors of any of the foregoing.

12. Confidentiality: The Investor hereby authorizes Parent to use, disclose, file and otherwise share this letter agreement, and to disclose the existence and contents hereof, in connection with the Transaction, including by filing this letter agreement publicly as an exhibit to,

or otherwise referring to or describing this letter agreement in, any tender offer materials, Schedule TO, offer to purchase, letter of transmittal, registration statement, prospectus, proxy statement, press release, investor presentation, regulatory or U.S. Securities and Exchange Commission filing, or other public or non-public announcement, filing or communication relating to the Transaction. Except as authorized above or as required by applicable law or the rules of any national securities exchange, this letter agreement shall be treated as confidential by Parent and may not be used, circulated, quoted or otherwise referred to in any document without the prior written consent of the Investor.

13. Investor Representations. The Investor hereby represents and warrants to Parent that (a) it has all organizational power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by such Investor has been duly and validly authorized and approved by all necessary organizational action by it and does not and will not contravene, conflict with or violate the limited partnership agreement or other similar governing documents of such Investor, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and general principles of equity, (d) it has and will have at all times during the effectiveness of this letter agreement the financial capacity to pay and perform its obligations under this letter agreement and has and will have at all times during the effectiveness of this letter agreement sufficient assets (or the right to obtain such assets) to fulfill its commitments under this letter agreement, and (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this letter agreement by such Investor have been obtained or made, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this letter agreement.

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(signature pages follow)

If this letter agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

Camac Fund LP

By: ______________________________
Name: Eric Shahinian
Title: Manager of GP

Accepted and agreed to as of the first date written above.

Zodiac Partners II LLC

By: ______________________________
Name: Siegfried (Ziggy) Gokea
Title: Managing Member